EXHIBIT 5.01

                    Robert N. Wilkinson, Esq.
                  A T T O R N E Y   A T   L A W
                 EAGLE GATE BUILDING SUITE 1680 B
                       60 EAST SOUTH TEMPLE
                    SALT LAKE CITY, UTAH 84111
                      TEL. (801) 533 - 9645
                      FAX (801)  220 - 0625



May 12, 2003

Board of Directors
Draco Holdings Corporation
c/o Jump n' Jax, Inc.
511 East St. George Boulevard, Suite No. 3
St. George, Utah  84770

         Re:  Draco Holdings Corporation
              Registration Statement on Form S-8

Ladies and Gentlemen:

     I have been engaged by Draco Holding Corporation (the "Company"), to render my opinion respecting the legality of certain securities to be offered and sold pursuant to the registration statement on Form S-8 being filed by the Company with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms used but not defined herein have the same meanings as set forth in the Registration Statement.

     The shares of the Company's common stock to be registered on the Form S-8 Registration Statement include up to 5,000,000 shares to be issued pursuant to the Company's 2003 Incentive Stock Plan.

     In connection with this engagement, I have examined the following:

                  1. Articles of incorporation of the Company;

                  2. Bylaws of the Company;

                  3. The Registration Statement;

                  4. Unanimous consents of the Company's board of directors;
                     and

                  5. The Company's 2003 Incentive Stock Plan.

     I have examined such other corporate records and documents and have made such other examination as I deemed relevant.

     I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies thereof, and the due execution, delivery or filing of documents, where such execution, delivery or filing are a pre-requisite to the effectiveness thereof.


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Board of Directors
May 12, 2003
Page 2


     For the purpose of this opinion, I have relied upon the representations of the Company that it is current in its filings, and that the filings are true and accurate representations of the condition of the Company when the documents were filed. In addition, it has been represented by the Company that none of the shares will be issued to a consultant or advisor of the Company for services provided in connection with any offer or sale of securities in a capital raising transaction or to directly or indirectly maintain a market for the securities of the Company.

     Based upon the above examination, I am of the opinion that the common stock to be sold pursuant to the Registration Statement will be, when sold in accordance with the terms set forth in the Registration Statement and the Company's 2003 Incentive Stock Plan, legally issued, fully paid, and non-assessable under Nevada law.

     This firm consents to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

/s/ Robert N. Wilkinson

Robert N. Wilkinson, Esq.